Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2021 First Quarter and Season Pass Results
BROOMFIELD, Colo. - December 10, 2020 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2021 ended October 31, 2020, which were negatively impacted by COVID-19 related limitations, restrictions and closures, and provided season pass sales results.
Highlights

•
Net loss attributable to Vail Resorts, Inc. was $153.8 million for the first fiscal quarter of 2021, a decrease of 44.4% compared to the first fiscal quarter of 2020, primarily as a result of the negative impacts of COVID-19.

•
Resort Reported EBITDA loss was $94.8 million for the first fiscal quarter of 2021, compared to a Resort Reported EBITDA loss of $76.7 million for the first fiscal quarter of 2020, primarily as a result of the negative impacts of COVID-19 and partially offset by disciplined cost management and $15.4 million of lift revenue recognized in the first fiscal quarter of 2021 associated with the expiration of the credit offers to 2019/2020 pass product holders.

•
Season pass sales through December 6, 2020 for the upcoming 2020/2021 North American ski season increased approximately 20% in units and were flat in sales dollars as compared to the period in the prior year through December 8, 2019, with sales dollars for this year reduced by the value of the redeemed credits provided to 2019/2020 North American pass holders. Without deducting for the value of the redeemed credits, sales dollars increased approximately 19% compared to the prior year. Pass sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.78 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.

•
We continue to maintain significant liquidity with $614 million of cash on hand as of November 30, 2020 and $587 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities.

Commenting on the Company’s fiscal 2021 first quarter results, Rob Katz, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American mountain resorts are generally not open for ski season operations during the period. The quarter's results are primarily driven by winter operating results from our Australian resorts and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses. Our results for the first quarter continued to be negatively impacted by COVID-19. In Australia, Hotham and Falls Creek remained closed for the entire quarter following the issuance of stay at home orders by the Victorian government on July 8, 2020, resulting in a significant decline in revenue compared to the prior year period. At Perisher, visitation trends improved relative to July 2020 as available terrain increased, but results continued to be negatively impacted by COVID-19 and related capacity constraints. In North America, our U.S. resorts experienced improved demand from leisure travelers throughout the quarter relative to the fourth quarter of fiscal 2020, but summer visitation remained well below historical levels. At Whistler Blackcomb, demand remained significantly below prior year levels due in part to travel restrictions, with the Canadian border remaining closed the entire quarter to international guests, including guests from the U.S.
“We continued to maintain disciplined and rigorous cost controls throughout the quarter to partially mitigate the reduced revenue levels. Resort net revenue for the first quarter declined $132.1 million compared to the prior year while Resort Reported EBITDA declined only $18.1 million over the same time period, reflecting cost reductions driven by a combination of reduced seasonal labor and expenses as well as significant overhead cost saving actions. First quarter Resort net revenue includes the recognition of approximately $15.4 million of lift revenue related to the September 17, 2020 expiration of unredeemed credits offered to 2019/2020 North American pass holders (the “Credit Offer”), for which we deferred a total of $120.9 million of revenue from our prior year pass sales and which would have otherwise been recognized during fiscal 2020. We expect to recognize the remainder of the deferred revenue associated with the Credit Offer as lift revenue primarily during the second and third quarters of fiscal 2021.”
Commenting on the Company’s liquidity, Katz stated, “Our total cash and revolver availability as of November 30, 2020 was approximately $1.2 billion, with $614 million of cash on hand, $419 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $169 million of revolver availability under the Whistler Credit Agreement. As of October 31, 2020, our Net Debt was 4.1 times trailing twelve months Total Reported EBITDA. We continue to expect to have sufficient liquidity to fund operations through at least the 2021/2022 ski season, even in the event of extended resort shutdowns.”
Moving on to season pass results, Katz said, “As we approach the end of our selling period, season pass sales for the North American ski season increased approximately 20% in units and were flat in sales dollars through December 6, 2020 compared to the prior year period ended December 8, 2019, with sales dollars for this year reduced by the value of the redeemed credits provided to 2019/2020 North American pass holders. Without deducting for the value of the redeemed credits, sales dollars increased approximately 19% compared to the prior year. Pass sales results are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.78 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. Pass sales are reduced by the amount of Epic Coverage refund requests processed through December 6, 2020, but do not include any estimated reductions for future Epic Coverage refunds.

“We are very pleased with the growth in our season pass program, particularly given the challenging circumstances surrounding the impacts of COVID-19. We expect that the total number of guests on all advanced purchase passes this year will exceed 1.4 million including all passes for our North American and Australian resorts, demonstrating the significant loyalty of our guest base and the strong demand for our mountain resorts. Since September, pass sales exceeded our expectations primarily driven by continued strong demand from destination guests and significant growth in pass sales to guests who were not previously in our database, particularly in lower frequency Epic Day Pass products.”
Katz continued, “For the full pass sales season, we saw very strong unit growth broadly across our Destination markets. We also saw solid unit growth in our Utah, Northern California and Whistler markets and in Colorado saw comparable performance to last year. The primary driver of our unit growth was from renewing pass holders given the credit incentive offered for renewing guests, but we also saw strong growth in new pass holders, with particularly strong growth in pass sales to guests who were not previously in our guest database. We saw strong growth in our Epic Pass and Epic Local Pass products and very strong growth in our Epic Day Pass products, demonstrating both the guest loyalty we have created in our core programs and the success of our long-term strategy to move new and less frequent guests into our pass products. While we expect that some of our Epic Day Pass growth may be a result of the circumstances surrounding this season, we also believe that the growth from new guests into our pass products this year will accelerate our ability to move guests into advanced commitment in the future. The success of our total program this year has been supported by the value proposition of our pass products and the steps taken to address the current environment, including our pass holder credits, extended deadlines, reservation system, new Epic Coverage program included with the purchase of every pass product for no additional charge, continued data-driven marketing efforts, inclusion of Peak Resorts in our network, and a second year offering our broader Epic Day Pass products.”
Katz continued, “The safety of our guests, employees and communities continues to be our top priority. As previously mentioned, we implemented operating procedures that we believe will enable us to operate safely across our 34 North American ski resorts throughout the season, including the implementation of a reservation system for our guests. Currently, the reservation system, which opened to pass holders on November 6, 2020 and lift ticket purchasers on December 8, 2020, continues to have available capacity for almost all days during the core season across our resorts. The reservation systems and our contingency planning around our operations has positioned us to react quickly to the changing circumstances surrounding COVID-19 restrictions across our resort jurisdictions, which we expect will continue throughout the season.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2020, which was filed today with the Securities and Exchange Commission. The following are segment highlights:

Mountain Segment

•
Mountain segment net revenue decreased $86.1 million, or 47.6%, to $94.7 million for the three months ended October 31, 2020 as compared to the same period in the prior year, which was negatively impacted by COVID-19 related limitations, restrictions and closures for our North American summer operations and at our Australian ski areas, partially offset by $15.4 million of lift revenue associated with the expiration of the Credit Offer.

•
Mountain Reported EBITDA loss was $87.4 million for the three months ended October 31, 2020, which represents an incremental loss of $7.4 million, or 9.3%, as compared to the Mountain Reported EBITDA loss for the same period in the prior year, and was negatively impacted by COVID-19 related limitations and incremental Peak Resorts operating losses for the respective period it was not owned in the prior year, partially offset by disciplined cost management and $15.4 million of lift revenue associated with the expiration of the Credit Offer.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) decreased $44.0 million, or 55.2%, to $35.6 million for the three months ended October 31, 2020 as compared to the same period in the prior year, primarily due to the operational restrictions and limitations of our North American lodging properties as a result of COVID-19.

•
Lodging Reported EBITDA loss was $7.4 million for the three months ended October 31, 2020, which represents a decrease of $10.7 million, as compared to the same period in the prior year, primarily due to the operational restrictions and limitations of our North American lodging properties as a result of COVID-19.

Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue was $131.5 million for the three months ended October 31, 2020, a decrease of $132.1 million as compared to resort net revenue of $263.6 million for the same period in the prior year.

•
Resort Reported EBITDA loss was $94.8 million for the three months ended October 31, 2020, which included $0.3 million of acquisition and integration related expenses; estimated incremental off-season losses of $6.3 million from Peak Resorts for the respective period it was not owned in the prior year; and approximately $2 million of favorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results. In the same period in the prior year, Resort Reported EBITDA loss was $76.7 million, which included $9.0 million of acquisition and integration related expenses.

Total Performance

•	Total net revenue decreased $136.0 million, or 50.8%, to $131.8 million for the three months ended October 31, 2020 as compared to the same period in the prior year.

•
Net loss attributable to Vail Resorts, Inc. was $153.8 million, or a loss of $3.82 per diluted share, for the first quarter of fiscal 2021 compared to a net loss attributable to Vail Resorts, Inc. of $106.5 million, or a loss of $2.64 per diluted share, in the prior year. Fiscal 2021 first quarter net loss included the after-tax effect of estimated incremental off-season losses of approximately $9.5 million from Peak Resorts for the respective period it was not owned in the prior year, and approximately $2 million of favorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results. Fiscal 2020 first quarter net loss included the after-tax effect of acquisition and integration related expenses of approximately $6.8 million.

Capital Investments
Commenting on the Company’s capital investments for calendar year 2021, Katz said, “We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. We plan to maintain a disciplined approach to capital investments, keeping our core capital at reduced levels given the continued uncertainty due to COVID-19. We will announce our complete capital plan for calendar year 2021 in March 2021, but we are pleased to highlight several signature investments planned for the 2021/2022 North American ski season, which were previously deferred from calendar year 2020 as a result of COVID-19 and are subject to regulatory approvals.
“In Colorado, we plan to move forward with the 250-acre lift-served terrain expansion in the McCoy Park area of Beaver Creek. The new lift accessed beginner and intermediate bowl experience is a rare opportunity to expand with highly accessible terrain in one of the most idyllic settings in Colorado and will further differentiate the high-end, family focused experience at Beaver Creek.
“At Breckenridge, we plan to install a new four-person high speed lift to serve the popular Peak 7. This additional lift will further enhance the guest experience at the most visited resort in the U.S. and will significantly increase guest access and circulation for the intermediate terrain on Peaks 6 and 7. At Keystone, we plan to replace the four-person Peru lift with a six-person high speed chairlift in order to increase capacity out of a key base area of the resort and improve guest access, circulation and experience at one of the top performing resorts in the U.S.
“At Crested Butte, we plan to replace the two-person fixed-grip Peachtree chairlift with a new three-person fixed-grip lift that services beginner terrain at the base of the resort and will improve uplift capacity. Additionally, we plan to improve the grading of the terrain serviced by the Peachtree lift to create a more consistent experience for our beginner and ski school guests.
“At Okemo, we plan to complete a transformational investment including upgrading the Quantum lift from a four-person to a six-person high speed chairlift, relocating the existing four-person Quantum lift to replace the Green Ridge three-person fixed-grip chairlift. These investments will greatly improve uplift capacity, further enhance the guest experience and complete our $35 million capital plan for Triple Peaks.
“We will also continue to invest in company-wide technology enhancements to support our data driven approach and corporate infrastructure which improve our scalability and efficiency as we work to optimize our processes, business analytics and cost discipline across the network. In particular, we intend to invest in a number of upgrades to the infrastructure of our guest contact centers and bring a best-in-class approach to how we service our guests through these channels. Our call centers and chat functionality were not well suited to handle the more than fourfold increase in call and chat volume we saw over the past six months, which created a challenging experience for our guests. We will also continue to invest in ongoing maintenance capital to support our infrastructure across our resorts.
“We plan to spend approximately $4 million on integration activities, primarily related to Peak Resorts.
“We expect our capital plan for calendar 2021 will be approximately $110 million to $115 million, excluding one-time items associated with integrations and $11 million of reimbursable investments. Including these one-time items, we expect our total capital plan will be approximately $125 million to $130 million. We will continue evaluating our calendar year 2021 capital plan as the season progresses including potential opportunities to increase the planned level of investments and will be providing further detail and updates in March 2021.”

Outlook
Commenting on the Company’s outlook for the 2020/2021 North American ski season, Katz said, “Given the uncertainty COVID-19 has created for travel demand, operating restrictions and the ultimate visitation to and spending at our resorts, the Company will not be providing full year guidance for fiscal 2021 at this time. That said, we are very pleased with the results of our season pass sales and the strong foundation of visitation and revenue that creates heading into the season. Given the challenging dynamics associated with COVID-19, we continue to expect material declines in visitation to our resorts and associated revenue declines in fiscal 2021 relative to our original expectations for fiscal 2020, primarily as a result of expected declines in visitation from non-pass, lift ticket purchases due to reduced destination visitation, with more material declines specifically among international guests. While we expect that mandated capacity limitations will have a negative impact on our visitation during peak periods, we expect the primary driver of visitation declines for the North American ski season to be a result of reduced travel demand. We expect additional negative impacts to visitation in select regions where heightened restrictions exist, including Whistler Blackcomb, given Canadian border closures and domestic travel guidance, and Vermont as a result of the quarantine policy for out-of-state travelers. We also expect significant negative financial impacts on our ancillary lines of business, materially in excess of the decline in visitation, as a result of significant COVID-19 limitations and restrictions, particularly in food and beverage and ski school. In food and beverage, we have recently reduced capacity at our restaurants and have limited many of our on-mountain restaurants to grab-and-go options. In ski school, we have reduced group sizes and at many resorts eliminated full day and other select lesson types in response to COVID-19 limitations and restrictions.
“Since the start of COVID-19, disciplined cost management has been a primary focus, with significant actions taken to date to tightly manage our costs with reduced revenue expectations. We have implemented operating plans that actively manage our expenses, while maintaining a high-quality experience for our guests, and we remain confident in our ability to deliver against the cost structure variability previously outlined in our September 2020 earnings release.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 24, 2020, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 2470991. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte

in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our future liquidity; the effects of the COVID-19 pandemic on, among other things, our operations and the travel patterns of our current and potential customers; sales patterns and expectations related to our season pass products; our expectations regarding visitation for the 2020/2021 ski season; our planned capital expenditures for calendar year 2021; and our expectations regarding our ancillary lines of business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our recently launched Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the

Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2020	2019
Net revenue:
Mountain and Lodging services and other	$104,274	$180,031
Mountain and Lodging retail and dining	27,258	83,559
Resort net revenue	131,532	263,590
Real Estate	254	4,180
Total net revenue	131,786	267,770
Segment operating expense:
Mountain and Lodging operating expense	154,137	228,710
Mountain and Lodging retail and dining cost of products sold	17,132	37,735
General and administrative	59,029	75,055
Resort operating expense	230,298	341,500
Real Estate operating expense	1,450	5,293
Total segment operating expense	231,748	346,793
Other operating (expense) income:
Depreciation and amortization	(62,628)	(57,845)
Gain on sale of real property	—	207
Change in estimated fair value of contingent consideration	(802)	(1,136)
(Loss) gain on disposal of fixed assets and other, net	(569)	2,267
Loss from operations	(163,961)	(135,530)
Mountain equity investment income, net	3,986	1,191
Investment income and other, net	343	277
Foreign currency gain on intercompany loans	540	360
Interest expense, net	(35,407)	(22,690)
Loss before benefit from income taxes	(194,499)	(156,392)
Benefit from income taxes	37,478	46,563
Net loss	(157,021)	(109,829)
Net loss attributable to noncontrolling interests	3,255	3,354
Net loss attributable to Vail Resorts, Inc.	$(153,766)	$(106,475)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(3.82)	$(2.64)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(3.82)	$(2.64)
Cash dividends declared per share	$—	$1.76
Weighted average shares outstanding:
Basic	40,248	40,342
Diluted	40,248	40,342

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2020	2019

Other Data:
Mountain Reported EBITDA	$(87,392)	$(79,985)
Lodging Reported EBITDA	(7,388)	3,266
Resort Reported EBITDA	(94,780)	(76,719)
Real Estate Reported EBITDA	(1,196)	(906)
Total Reported EBITDA	$(95,976)	$(77,625)
Mountain stock-based compensation	$4,801	$4,353
Lodging stock-based compensation	891	847
Resort stock-based compensation	5,692	5,200
Real Estate stock-based compensation	62	51
Total stock-based compensation	$5,754	$5,251

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2020	2019	(Decrease)
Net Mountain revenue:
Lift	$33,091	$41,829	(20.9)%
Ski school	2,044	8,534	(76.0)%
Dining	3,068	21,629	(85.8)%
Retail/rental	22,306	47,915	(53.4)%
Other	34,205	60,925	(43.9)%
Total Mountain net revenue	94,714	180,832	(47.6)%
Mountain operating expense:
Labor and labor-related benefits	65,298	91,475	(28.6)%
Retail cost of sales	12,626	23,279	(45.8)%
General and administrative	49,955	64,669	(22.8)%
Other	58,213	82,585	(29.5)%
Total Mountain operating expense	186,092	262,008	(29.0)%
Mountain equity investment income, net	3,986	1,191	234.7%
Mountain Reported EBITDA	$(87,392)	$(79,985)	(9.3)%

Total skier visits	287	934	(69.3)%
ETP	$115.30	$44.78	157.5%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2020	2019	(Decrease)
Lodging net revenue:
Owned hotel rooms	$7,365	$19,946	(63.1)%
Managed condominium rooms	9,329	14,740	(36.7)%
Dining	1,093	18,143	(94.0)%
Transportation	—	2,351	(100.0)%
Golf	8,454	10,221	(17.3)%
Other	9,374	14,166	(33.8)%
	35,615	79,567	(55.2)%
Payroll cost reimbursements	1,203	3,191	(62.3)%
Total Lodging net revenue	36,818	82,758	(55.5)%
Lodging operating expense:
Labor and labor-related benefits	19,977	37,615	(46.9)%
General and administrative	9,074	10,386	(12.6)%
Other	13,952	28,300	(50.7)%
	43,003	76,301	(43.6)%
Reimbursed payroll costs	1,203	3,191	(62.3)%
Total Lodging operating expense	44,206	79,492	(44.4)%
Lodging Reported EBITDA	$(7,388)	$3,266	(326.2)%

Owned hotel statistics:
ADR	$204.44	$238.49	(14.3)%
RevPAR	$57.33	$163.61	(65.0)%
Managed condominium statistics:
ADR	$232.11	$189.22	22.7%
RevPAR	$29.32	$52.83	(44.5)%
Owned hotel and managed condominium statistics (combined):
ADR	$224.59	$210.60	6.6%
RevPAR	$35.00	$79.18	(55.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2020	2019
Real estate held for sale and investment	$96,668	$96,938
Total Vail Resorts, Inc. stockholders’ equity	$1,166,120	$1,302,488
Long-term debt, net	$2,387,861	$2,005,057
Long-term debt due within one year	63,707	63,807
Total debt	2,451,568	2,068,864
Less: cash and cash equivalents	462,212	136,326
Net debt	$1,989,356	$1,932,538

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2020 and 2019.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2020	2019
Net loss attributable to Vail Resorts, Inc.	$(153,766)	$(106,475)
Net loss attributable to noncontrolling interests	(3,255)	(3,354)
Net loss	(157,021)	(109,829)
Benefit from income taxes	(37,478)	(46,563)
Loss before benefit from income taxes	(194,499)	(156,392)
Depreciation and amortization	62,628	57,845
Loss (gain) on disposal of fixed assets and other, net	569	(2,267)
Change in fair value of contingent consideration	802	1,136
Investment income and other, net	(343)	(277)
Foreign currency gain on intercompany loans	(540)	(360)
Interest expense, net	35,407	22,690
Total Reported EBITDA	$(95,976)	$(77,625)

Mountain Reported EBITDA	$(87,392)	$(79,985)
Lodging Reported EBITDA	(7,388)	3,266
Resort Reported EBITDA*	(94,780)	(76,719)
Real Estate Reported EBITDA	(1,196)	(906)
Total Reported EBITDA	$(95,976)	$(77,625)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2020.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2020
Net income attributable to Vail Resorts, Inc.	$51,542
Net income attributable to noncontrolling interests	10,321
Net income	61,863
Provision for income taxes	16,463
Income before provision for income taxes	78,326
Depreciation and amortization	254,355
Loss on disposal of fixed assets and other, net	1,998
Asset impairments	28,372
Change in fair value of contingent consideration	(3,298)
Investment income and other, net	(1,371)
Foreign currency loss on intercompany loans	3,050
Interest expense, net	119,438
Total Reported EBITDA	$480,870

Mountain Reported EBITDA	$492,673
Lodging Reported EBITDA	(7,385)
Resort Reported EBITDA*	485,288
Real Estate Reported EBITDA	(4,418)
Total Reported EBITDA	$480,870

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2020.

In thousands) (Unaudited) (As of October 31, 2020)
Long-term debt, net	$2,387,861
Long-term debt due within one year	63,707
Total debt	2,451,568
Less: cash and cash equivalents	462,212
Net debt	$1,989,356
Net debt to Total Reported EBITDA	4.1x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2020 and 2019.

	(In thousands) (Unaudited) Three Months Ended October 31,
	2020	2019
Real Estate Reported EBITDA	$(1,196)	$(906)
Non-cash Real Estate cost of sales	188	3,684
Non-cash Real Estate stock-based compensation	62	51
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(2)	155
Net Real Estate Cash Flow	$(948)	$2,984